Exhibit 10.4

RLI CORP.

2023 Long-Term Incentive Plan

Non-Employee Director Restricted Stock Unit Agreement

(May 1, 2024 Form of Agreement)

Name of Participant:
Number of Units:	Date of Grant:
Restriction Period:
Date of Vesting [______]	Percentage of Units that Become Vested 100%

Effective as of the “Date of Grant” specified above, RLI Corp., a Delaware corporation (the “Company”), grants to the individual named above (the “Participant”) Restricted Stock Units (“Restricted Stock Units”), each of which represents the right to receive one share of common stock, par value $0.01 per share, of the Company (“Common Stock”) at the time and subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (the “Agreement”) and in the RLI Corp. 2023 Long-Term Incentive Plan (the “Plan”).  In the event of any conflict between the terms of the Agreement and the Plan, the terms of the Plan shall govern.  Capitalized terms used but not defined shall have the meaning ascribed thereto in the Plan.

Background

A.The Company maintains the Plan (i) to align the interests of the Company’s stockholders and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, Non-Employee Directors, consultants and independent contractors and (iii) to motivate such persons to act in the long term best interests of the Company and its stockholders.

B.Under the Plan, the Human Capital & Compensation Committee of the Board of Directors of the Company, or such other committee designated by the Board in accordance with the Plan (the “Committee”), administers the Plan and has the authority to determine the awards to be granted under the Plan.

C.Pursuant to the outside director compensation program recommended by the Nominating/Corporate Governance Committee and approved by the Board of Directors, the Committee has determined that the Participant is eligible to receive an award of Restricted Stock Units under the Plan (the “Restricted Stock Unit Award”).

D.The Company grants the Restricted Stock Unit Award to the Participant under the following terms and conditions:

Terms and Conditions

1.	Grant. The Participant is granted the Restricted Stock Unit Award with respect to the number of Restricted Stock Units specified at the beginning of this Agreement.

2.

Restriction Period.  One hundred percent (100%) of the Restricted Stock Units subject to the Award will become vested on the Date of Vesting as specified at the beginning of this Agreement, provided that the Participant continuously serves as a Non-Employee Director or otherwise provides services to the Company as an employee or service provider through such Date of Vesting.

The Restricted Stock Units shall also become vested in full (notwithstanding the vesting schedule) under the circumstances described in Section 3 of this Agreement or in the event of a Qualifying Termination in accordance with Section 14 of this Agreement if they have not been forfeited prior thereto.  Except as provided in Sections 3 or 14 of this Agreement, the Restricted Stock Units shall be forfeited in their entirety the Participant’s service as a Non-Employee Director, employee or service provider of the Company terminates prior to the Date of Vesting.

3.

Acceleration of Vesting.  In the event of the death or Disability of the Participant, the Units shall immediately become vested in full if the Participant continuously served as a Non-Employee Director or otherwise provided services to the Company as an employee or service provider between the date the Award was granted and the date of such death or Disability.

4.

Dividend Equivalents.  As of each date on which the Company pays a cash dividend to record owners of Shares of Stock (a “Dividend Date”), the number of Restricted Stock Units subject to the Restricted Stock Unit Award shall increase by (i) the product of the total number of Restricted Stock Units subject to the Restricted Stock Unit Award which remain unsettled by shares of Common Stock issued to the Participant in accordance with Section 5 hereof (as reflected in the records of the Company’s transfer agent) immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value on such Dividend Date and rounded down to the nearest whole share; provided that any fractional shares shall be paid to the Participant in cash.  Any such additional Restricted Stock Units shall be subject to the same vesting conditions and payment terms set forth herein as the Restricted Stock Units to which they relate.

5.

Delivery of Certificates.  Except to the extent deferred in accordance with a deferred compensation program established by the Company and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as soon as practicable, but not more than 30 days, after the date of vesting in accordance with Sections 2 or 3, the Company shall deliver to the Participant or his or her beneficiary, in the name of such person, a certificate or certificates representing a number of shares of Common Stock equal to the number of Restricted Stock Units subject to the Restricted Stock Unit Award (including any dividend equivalents pursuant to Section 4 of this Agreement) that have become vested pursuant to Section 2 or Section 3 of this Agreement; provided, however, that the Company may deliver the shares of Common Stock electronically in book-entry form.  The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the shares of Common Stock and all fees and expenses incurred by it in connection therewith.  All shares of Common Stock so issued shall be fully paid and nonassessable.  Notwithstanding anything to the contrary in this Agreement, no certificate for shares of Common Stock distributable under the Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the federal Securities Act of 1933 and the Securities Exchange Act of 1934, and related regulations, and the Company may further require that any such certificates bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6.

Withholding Taxes.  Except as required by applicable law, no federal, state, local or other taxes will be withheld or paid in connection with the Restricted Stock Unit Award, and the Participant is responsible for the payment of all such taxes.

7.

Limitation on Transfer.  The Restricted Stock Unit Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process otherwise than by will, the laws of descent and distribution, pursuant to beneficiary designation procedures approved by the Committee, or pursuant to a qualified domestic relations order.  Notwithstanding the foregoing, the Participant may transfer the Restricted Stock Unit Award, without payment or consideration from the transferee, (a) to any one or more of the Participant’s spouse or issue, (b) to one or more trusts established solely for the benefit of the Participant’s spouse or issue or (c) to one or more partnerships in which the only partners are the Participant’s spouse or issue.  For purpose of this provision, the term “spouse” shall include a former spouse who receives a transfer pursuant to a qualified domestic relations order, and the term issue shall include stepchildren, step-grandchildren and adopted children.  No such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company.  Any such permitted transferee shall be subject to all of the terms and conditions applicable to the person transferring the Restricted Stock Unit Award including the terms and conditions set forth in the Plan and this Agreement.  Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Restricted Stock Unit Award other than in accordance with this Section 7 shall be null and void.

8.

No Stockholder Rights Before Issuance of Shares.  No person shall have any of the rights of a stockholder of the Company with respect to any share of Common Stock subject to the Restricted Stock Unit Award unless and until the share of Common Stock actually is issued to him/her following the vesting and settlement of the Restricted Stock Unit Award and such person becomes a stockholder of record with respect to such shares of Common Stock.

9.	Adjustment. The Restricted Stock Unit Award is subject to adjustment, without the consent of the Participant, pursuant to Section 5.7 of the Plan.
10.

Interpretation of this Agreement.  All decisions and interpretations made by the Committee (or, as applicable, the Board) with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Participant.  If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.

Discontinuance of Service.  This Agreement shall not give the Participant a right to continued service with the Company, and the Company may terminate his/her service at any time and otherwise deal with the Participant without regard to the effect it may have upon him/her under this Agreement.

12.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Participant.
13.

Choice of Law; Jurisdiction.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).  All disputes hereunder shall be heard in the federal and state courts located in Peoria, Illinois.

14.	Change in Control. In the event of a Change in Control, the Committee shall take one of the actions described in Sections 14(a) or (b).

(a)  Substitution.  If the Change in Control is a merger, consolidation or statutory share exchange, the Committee may make appropriate provision for the replacement of the Restricted Stock Unit Award by the substitution of an award relating to the stock of the corporation surviving any merger or consolidation with substantially similar terms and conditions (or, if appropriate, an award relating to the stock of the parent corporation of the Company or such surviving corporation), provided such award preserves the full economic value of the Restricted Stock Unit Award (to the extent permitted under Section 409A of the Code) and provides for full vesting of the award in the event the Participant experiences a Qualifying Termination; provided that if the Company continues to be a publicly traded corporation immediately after a Change in Control, the Committee may provide for the Award to continue in effect in accordance with its terms, in which case the Restricted Stock Unit Award shall become fully vested in the event the Participant experiences a Qualifying Termination.

(b)  Acceleration of Vesting and Payment of Awards.  The Committee may declare, and provide written notice to the Participant of the declaration, that the Restricted Stock Unit Award, whether or not then vested, shall be cancelled at the time of, or immediately before the occurrence of, the Change in Control in exchange for payment to the Participant, within ten (10) days after the Change in Control, of cash equal to, for each Restricted Stock Unit covered by the canceled Restricted Stock Unit Award, an amount equal to the Fair Market Value per share of Common Stock; provided, however, that if the Restricted Stock Unit Award is deferred compensation, within the meaning of Section 409A of the Code, and the Change in Control is not a “change in control event,” within the meaning of Section 409A of the Code, the Restricted Stock Unit

Award shall become immediately vested upon the Change in Control, but the cash payment pursuant to this Section 14(b) shall be made in accordance with Section 5 of this Agreement.

15.

Amendment.  Subject to the terms of the Plan, the Committee may amend the terms and conditions of this Agreement.  Amendments to the Agreement may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially impair the rights of the Participant and not required as a matter of law.

16.

Section 409A.  This Agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code, and limited, construed and interpreted in accordance with such intent.  Although the Company does not guarantee any particular tax treatment, to the extent that the Restricted Stock Unit Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.  Notwithstanding anything in the Plan or this Agreement to the contrary, the Participant shall be solely responsible for the tax consequences of the Restricted Stock Unit Award, and in no event shall the Company have any responsibility or liability if the Restricted Stock Unit Award does not meet any applicable requirements of Section 409A of the Code.  Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or the Restricted Stock Unit Award complies with Section 409A or any other provision of federal, state, local or other tax law.  To the extent any amounts under this Agreement are payable by reference to the Participant’s termination of employment, such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code.

17.

Plan Administration.  The Company partners with Solium Capital for the management and administration of its long-term incentives program using Solium’s web-based application, Shareworks by Morgan Stanley®.  The Participant may access information pertaining to the Restricted Stock Unit Award via the Company’s Shareworks by Morgan Stanley® site, https://rli.solium.com.

****Signatures Appear on the Following Page****

****Signature Page to [NAME] Restricted Stock Unit Agreement****

The Participant and the Company have executed this Agreement as of the [__] day of [__], [___].

PARTICIPANT

RLI Corp.

By

Name

Title_______________________________________